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                                                                     EXHIBIT 4.3

                   SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT
                            AND SENIOR DISCOUNT NOTES

         This Second Amendment to Note Purchase Agreement and Senior Discount Notes (this "Amendment") dated as of August 13, 2001 is by and among Ampex Data Systems Corporation (the "Issuer"), Ampex Corporation (the "Guarantor"), the entities identified as "Purchasers" on the signature pages hereto (the "Purchasers"), and DDJ Capital Management, LLC (the "Holders' Agent").

         WHEREAS, the Issuer, the Guarantor, the Purchasers and the Holders' Agent are parties to a certain Note Purchase Agreement dated as of November 6, 2000 (as amended, the "Note Purchase Agreement") with respect to $8,919,555.56 aggregate principal amount of Senior Discount Notes of Ampex Data Systems Corporation (the "Senior Discount Notes"); and

         WHEREAS, the parties have entered into an Amendment to the Note Purchase Agreement and the Senior Discount Notes, dated as of May 30, 2001 (the "First Amendment"), pursuant to which, among other things, the stated maturity date of the Senior Discount Notes was extended from May 30, 2001 to August 31, 2001; and

         WHEREAS, the Issuer and the Guarantor are parties to an Agreement, dated December 1, 1994 (effective November 22, 1994), as amended (the "Hillside Agreement"), by and among Hillside Capital Incorporated, a Delaware corporation ("Hillside"), and certain other parties named therein, which provides, among other things, that if Hillside shall make requested contributions to a Plan (as defined in the Hillside Agreement) the Guarantor shall issue, pursuant to
Section 2.3 of the Hillside Agreement, certain Contribution Notes (as so defined) evidencing its obligation to repay such contributions in accordance with the terms of such Contribution Notes and of the Hillside Agreement, and the Issuer and the other members of the Ampex Group (as so defined) shall, pursuant to Section 3.1 of the Hillside Agreement, guarantee ("Guarantee") payment of such Contribution Notes jointly and severally with the Guarantor; and

         WHEREAS, the Issuer and the Guarantor have requested that the Purchasers and the Holders' Agent agree to further amend the Note Purchase Agreement and the Senior Discount Notes (i) to extend the stated maturity date of the Senior Discount Notes from August 31, 2001 to October 31, 2001 and (ii) to permit the issuance of Contribution Notes and Guarantees pursuant to the Hillside Agreement without giving rise to any default under the Note Purchase Agreement or the Senior Discount Notes; and

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          WHEREAS, the Purchasers and the Holders' Agent are willing to amend the Note Purchase Agreement and the Senior Discount Notes as requested on the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

          1. Capitalized terms used herein without definition shall have the meaning set forth in the Note Purchase Agreement or the First Amendment, as applicable.

          2. Notwithstanding anything to the contrary set forth in the Note Purchase Agreement, the Notes, the First Amendment or the Letter Agreement, the parties hereto do hereby agree that:

                    (a) The Senior Discount Notes shall mature and be due and
               payable in full on the earliest to occur of (i) October 31, 2001,
               (ii) a Mandatory Redemption Date, or (iii) a Designated Voluntary Redemption Date (the earliest to occur of any of the foregoing being hereinafter referred to as the "Redemption Date");

                    (b) On June 1, 2001, the Senior Discount Notes shall be
               deemed to have an Accreted Value of $1,000 per $1,000 principal amount of Senior Discount Notes;

                    (c) The Senior Discount Notes shall cease to accrete in
               value from and after June 1, 2001 and instead, from June 2, 2001 through the Redemption Date, interest shall accrue on the unpaid Accreted Value of the Senior Discount Notes at a rate of twenty percent (20%) per annum, compounding on April 30th and October 31st of each year, and based on an annual period of twelve 30-day months, which interest shall be due and payable in full in cash on the Redemption Date; provided that if for any reason the interest or other amounts payable in respect of the Senior Discount Notes or otherwise under the Note Purchase Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which may be lawfully charged, then the obligation of the Issuer to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to the Issuer; and

                    (d) If the Issuer fails to pay to the Holders of the Senior
               Discount Notes on or before the Redemption Date cash in an amount equal to the sum of (A) the Accreted Value of the Senior Discount Notes as of June 1, 2001, and (B) accrued and unpaid interest on such Accreted Value as set forth above in Section 2(c) of this Amendment, interest shall accrue

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               on the unpaid portion of the Accreted Value of the Senior
               Discount Notes (and on the unpaid portion of accrued interest) at the Default Rate for each day from and after the Redemption Date until the entire Accreted Value of the Senior Discount Notes and all accrued interest thereon, shall have been paid in full.

          3. Section 8.1 of the Note Purchase Agreement is hereby amended by adding a new clause (g) thereto to read as follows:

               "and; (g) unsecured Indebtedness of the Guarantor or any Restricted Subsidiary to Hillside arising pursuant to the terms of the Hillside Agreement in an aggregate outstanding amount not to exceed $1,500,000, the proceeds of which Indebtedness shall be applied to fund required contributions to a Plan (as defined in the Hillside Agreement), and which Indebtedness shall be evidenced by Contribution Notes (as so defined), including any Guarantees (as so defined) issued pursuant thereto; provided that none of the Issuer, the Guarantor or any Restricted Subsidiary shall make any payments to Hillside in respect of such Indebtedness, such Contribution Notes or such Guarantees prior to the repayment in full of the entire Accreted Value of the Senior Discount Notes and all accrued interest thereon, except that if no Default or Event of Default shall have occurred and be continuing under this Agreement or the Senior Discount Notes, the Guarantor and the Restricted Subsidiaries shall be permitted to make monthly payments of interest only in respect of such Contribution Notes at the rate and in accordance with the terms thereof and of the Hillside Agreement."

          4. The Guarantor hereby acknowledges, confirms, ratifies and agrees that (i) pursuant to the provisions of Article XIV of the Note Purchase Agreement, the Guarantor has guaranteed the obligations of the Issuer under the Note Purchase Agreement and the Senior Discount Notes, (ii) as security for the obligations of the Issuer and the Guarantor under the Note Purchase Agreement, the Guarantor has granted to the Holders' Agent for the benefit of the Holders, pursuant to the Collateral Security Agreement, a security interest in all of the right, title and interest now owned or hereafter acquired by the Guarantor in various royalties, license fees, receivables and other payment, and (iii) the Note Purchase Agreement and the Collateral Security Agreement are presently and, after giving effect to this Amendment, will continue to be valid and binding obligations of the Guarantor enforceable in accordance with their respective terms.

          5. This Amendment shall become effective on the date that each of the following conditions has been fulfilled to the satisfaction of the Holders' Agent, provided that any or all of the following conditions may be waived, in whole or in part, by the Holders' Agent in its sole discretion:

                    (a) The Issuer, the Guarantor, the Purchasers and the
               Holders' Agent shall have executed and delivered to the Holders' Agent an original of this Amendment; and

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               (b) The Issuer and the Guarantor shall have executed and
          delivered to the Holders' Agent such additional documents as the Holders' Agent may reasonably request.

     6. Each of the Issuer and the Guarantor acknowledges, represents and warrants that neither the Issuer nor the Guarantor has any claim, cause of action, defense, or right of set off against the Purchasers or the Holders' Agent, and, to the extent that either the Issuer or the Guarantor has any such rights, each of the Issuer and the Guarantor hereby releases, waives, and forever discharges the Purchasers and the Holders' Agent (together with their predecessors, successors and assigns) from each action, cause of action, suit, debt, defense, right of set off, or other claim whatsoever, in law or in equity, known or unknown against the Purchasers or the Holders' Agent.

     7. This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.

     8. This Amendment shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts. If any provision of this Agreement is in conflict with a statute or rule of the law of The Commonwealth of Massachusetts, or is otherwise unenforceable for any reason whatsoever, such provision shall be deemed null and void to the extent of such conflict or unenforceability, but shall be deemed separable from and shall not invalidate any other provisions of this Amendment.

     9. This Amendment contains the final, complete, and exclusive expression of the understandings between the parties regarding the transaction contemplated by this Amendment.

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          IN WITNESS WHEREOF, each of the undersigned parties through their authorized representatives has executed and delivered this Amendment as an instrument under seal as of the date set forth above.

                                "ISSUER"

                                AMPEX DATA SYSTEMS CORPORATION

                                By: /s/ Craig L. McKibben
                                    --------------------------------------------
                                    Name:  Craig L. McKibben
                                    Title: Vice President

                                "GUARANTOR"

                                AMPEX CORPORATION

                                By: /s/ Craig L. McKibben
                                    --------------------------------------------
                                    Name:  Craig L. McKibben
                                    Title: Vice President

                                "PURCHASERS"

                                B III CAPITAL PARTNERS, L.P.

                                By: DDJ Capital III, LLC, its General Partner
                                By: DDJ Capital Management, LLC, Manager


                                By: /s/ David J. Breazzano
                                    --------------------------------------------
                                    Name:  David J. Breazzano
                                    Title: Member

                                B III-A CAPITAL PARTNERS, L.P.

                                By: GP III-A, LLC, its General Partner
                                By: DDJ Capital Management, LLC, Manager

                                By: /s/ David J. Breazzano
                                    --------------------------------------------
                                    Name:  David J. Breazzano
                                    Title: Member

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               State Street Bank & Trust, solely in its capacity as Custodian for General Motors Employees Global Group Pension Trust as directed by DDJ Capital Management, LLC, and not in its individual capacity

               By: /s/ Andrew B. Lord
                   ------------------------------------------------
                   Name:  Andrew B. Lord
                   Title: Assistant Secretary

               "HOLDERS' AGENT"

               DDJ Capital Management, LLC, in its capacity as Agent for the Purchasers and the other holders from time to time of Senior Discount Notes

               By: /s/ David J. Breazzano
                   ------------------------------------------------
                   Name:  David J. Breazzano
                   Title: Member

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